EXHIBIT 11

      STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES

              COMPUTATION OF EARNINGS (LOSS) PER SHARE
            YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                  (in thousands, except share data)


                                     1994         1993      1992
                                     -----------------------------
PRIMARY
 Average shares outstanding           28,844      28,491    27,899
 Net effect of dilutive stock
 options -- based on the treasury
 stock method using average market
  price                                   --       1,385     2,194
                                     -----------------------------
       Total                          28,844      29,876    30,093
                                     =============================

 Income (loss) before cumulative
 effect of accounting change         $(9,001)   $(11,732)  $ 8,775

 Cumulative effect of accounting
 change                               (3,896)       --         700
                                     -----------------------------
       Net income (loss)             $(12,897)  $(11,732)  $ 9,475
                                     =============================

 Primary per share amount:
  Before cumulative effect of
  accounting change                  $  (.31)   $   (.39)  $   .29

  Cumulative effect of
  accounting change                     (.14)         --       .02
                                     -----------------------------
   Net income (loss) per share       $  (.45)   $   (.39)  $   .31
                                     =============================

FULLY DILUTED
 Average shares outstanding           28,844      28,491    27,899
 Net effect of dilutive stock
 options -- based on the
 treasury stock method using the
 year-end market price, if higher
 than average market price               --        1,600     2,194
                                     -----------------------------
  Total                               28,844      30,091    30,093
                                     =============================

 Income (loss) before cumulative
 effect of accounting change         $(9,001)   $(11,732)  $ 8,775


 Cumulative effect of
 accounting change                    (3,896)        --        700
                                     -----------------------------
   Net income (loss)                 $(12,897)  $(11,732)  $ 9,475

 Fully diluted per share amount:
  Before cumulative effect of
  accounting change                  $   (.31)  $   (.39)  $   .29

  Cumulative effect of
  accounting change                      (.14)        --       .02
                                     -----------------------------
   Net income (loss) per share       $   (.45)  $   (.39)  $   .31
                                     =============================

This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K.

SEC Release No. 33-5133 requires ". . . when per share earnings are disclosed, . . . the information with respect to the computation of per share earnings on both primary and fully diluted bases, presented by exhibit or otherwise, must be furnished even though the amounts of per share earnings on the fully diluted basis are not required to be stated under the provisions of Accounting Principles Board Opinion No. 15."